Exhibit 4.14

Share Sale Agreement

Parties

Ampcontrol Pty Ltd ACN 000 915 542 (Purchaser)

CBD Energy Limited ACN 010 966 793 (Seller)

Contents

1	Definitions and interpretation	2
2	Conditions precedent	10
3	Sale and purchase	11
4	Completion Balance Sheet	11
5	Purchase Price	12
6	Escrow Payments	13
7	Books and Records	14
8	Completion	14
9	After Completion	16
10	Payments	16
11	Seller Warranties	17
12	Seller Limitation of liability	18
13	Purchaser Warranties	22
14	Purchaser Limitation of liability	23
15	Tax	26
16	Goods and services tax	26
17	Default	27
18	Dispute Resolution	27
19	Confidentiality	28
20	Further assurance	29
21	Severability	29
22	Entire agreement	30
23	Variation	30
24	Rights, powers and remedies	30
25	Continuing obligations	31
26	Costs	31
27	Notices	31
28	No assignment	33
29	Governing law and jurisdiction	33
30	Counterparts	33
Schedule 1 - Seller Warranties
Schedule 2 - Purchaser Warranties
Schedule 3 - Reference Accounts
Schedule 4 – Purchase Price Adjustments Related to Changes in Adjusted Net Assets
Schedule 5 - Completion Adjusted Net Asset Statement
Executed as an agreement

Agreement dated this         day of August 2013 is made between:

Parties	Ampcontrol Pty Ltd ACN 000 915 542 of 21 Old Punt Road, Tomago NSW 2322 (Purchaser); and

CBD Energy Limited ACN 010 966 793 of Suite 2, Level 2, 53 Cross Street

Double Bay NSW 2028 (Seller),

each a “Party” and collectively the “Parties”.

Recitals

A	The Company is a proprietary company limited by shares and registered under the Corporations Act.

B	The Seller is the registered holder and beneficial owner of the Shares, being the only shares on issue in the capital of the Company.

C	The Seller has agreed to sell the Shares to the Purchaser and the Purchaser has agreed to buy the Shares from the Seller on and subject to the provisions of this Agreement.

It is agreed

1	Definitions and interpretation

1.1	Definitions

In this Agreement, the following words have these meanings unless the contrary intention appears:

(1)	Adjusted Net Asset Amount has the meaning given in Schedule 4;

(2)	Accounting Standards means:

(a)	accounting standards in force under section 334 of the Corporations Act relating to the preparation of Financial Statements;

(b)	interpretations and standards approved by the Australian Accounting Standards Board; and

(c)	requirements of the Corporations Act relating to the preparation and contents of financial reports,

and, to the extent that any matter is not covered by these accounting standards, interpretations and requirements, means generally accepted accounting principles, policies, practices and procedures applied from time to time in Australia for companies similar to the Company;

(3)	Agreement means this share sale agreement, including any schedule or annexure to it;

(4)	Associate has the meaning ascribed thereto in the Corporations Act;

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(5)	Assets means all the assets of the Company including but not limited to fixed and unfixed, tangible and intangible assets;

(6)	ASIC means the Australian Securities and Investments Commission;

(7)	Books and Records means all books, records, information, files, manuals, databases, accounting files and tax files maintained by and on behalf of the Company;

(8)	Breach means any claim, demand or cause of action arising in relation to the Agreement, any breach of warranty (including the Purchaser and Seller Warranties) as well as any breach of obligations arising under the Agreement and claims under any indemnity;

(9)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

(10)	Claim includes, a demand, claim, action, notice, liability, judgment, Loss or proceeding made or brought by or against the person, however arising and whether present, unascertained, immediate, future or contingent;

(11)	Company means Capacitor Technologies Pty Ltd ACN 106 461 385 C/- CBD Energy Limited of Suite 2, Level 2, 53 Cross Street Double Bay NSW 2028;

(12)	Completion means completion of the sale and purchase of the Shares in accordance with this Agreement;

(13)	Completion Adjusted Net Asset Amount has the meaning given in Schedule 5 once the Completion Adjusted Net Asset Statement has been agreed.

(14)	Completion Adjusted Net Asset Statement means, as applicable:

(a)	the Completion Balance Sheet and Completion Adjustments as confirmed by the Purchaser under clause 4(3); or

(b)	The Completion Balance Sheet and Completion Adjustments inclusive of any adjustments agreed between the Purchaser and the Seller (pursuant to a Dispute Notice provided by the Purchaser) under clause 4(5).

(15)	Completion Adjustments has the meaning given in Schedule 5.

(16)	Completion Balance Sheet means the statement of financial position prepared and finalised in accordance with clause 4;

(17)	Completion Date means

(a)	if all conditions precedent set out in clause 2.1 are satisfied prior to the date of this Agreement, the date of this Agreement; or

(b)	if all conditions precedent set out in clause 2.1 are not satisfied prior to the date of this Agreement, the date that the final condition precedent is satisfied.

(18)	Completion Payment means A$1,374,000 payable upon Completion in accordance with clause 5.2;

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(19)	Contaminant means a solid, liquid or gaseous substance, odour, heat, sound vibration or radiation which is or may be:

(a)	noxious or poisonous or offensive to the senses of human beings;

(b)	harmful or potentially harmful to the health, welfare, safety or property of human beings; and

(c)	poisonous, harmful, or potentially harmful to animals or plants; or

(d)	detrimental to any beneficial use made of the Environment.

(20)	Continuing Security means:

(a)          Registration number:     20120201012029

Organisation name:        WESTPAC EQUIPMENT FINANCE LIMITED

(b)          Registration number:     201202010120306

Organisation name:        WESTPAC EQUIPMENT FINANCE LIMITED

(c)          Registration number:     201202280093040

Organisation name:        METAL MANUFACTURES

(d)          Registration number:     201206020005158

Organisation name:        TRIANGLE CABLES (AUST) PTY

(e)          Registration number:     201206020005428

Organisation name:        TRIANGLE CABLES (AUST) PTY LTD

(f)          Registration number:     201208150081824

Organisation name:        WESTPAC BANKING CORPORATION

(g)          Registration number:     201208150081830

Organisation name:       WESTPAC BANKING CORPORATION

(21)	Corporations Act means the Corporations Act 2001 (Cth), as amended from time to time;

(22)	Court means any court or arbitration tribunal;

(23)	Cross-Guarantee means the cross-guarantee and indemnity from the Company to PFG in respect of certain financial accommodation provided to the Seller by PFG;

(24)	Debtors Provision refers to a provision in respect of doubtful debts reflected in Schedule 4 and Schedule 5 as applicable.

(25)	Default Rate means 5% per annum above the daily buying rate (expressed as a percentage yield per annum to maturity) displayed at or about 10:30am on the Reuters screen BBSW page for Australian bank bills of a three month duration;

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(26)	Disclosure Materials means all information relating to the Company and/or its Assets and/or the Shares given or made available by or on behalf of the Seller, or any Personnel of the Seller, to the Purchaser prior to Completion;

(27)	Encumbrance means any Security Interest, mortgage, charge, lien, restriction against transfer, pledge, claim, option, encumbrance and any third party interest;

(28)	Environment means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sound, odours, place, the biological factors of animals and plants and the social factors of aesthetics;

(29)	Environmental Laws means a law regulating or otherwise relating to the Environment including law use, planning, pollution of the atmosphere, water or land waste, the storage and handling of chemicals, Hazardous Substances, or any other aspect of protection of the Environment;

(30)	Escrow Account has the meaning given in clause 6.2;

(31)	Escrow Amount means any amount as remains in the Escrow Account from time to time including any interest credited to the Escrow Account;

(32)	Escrow Payment means A$200,000 payable upon Completion in accordance with clause 6.1;

(33)	Escrow Release Date means the date which is 12 months after the Completion Date;

(34)	fairly disclosed has the meaning given in clause 11.2(3) (and fair disclosure shall be construed accordingly);

(35)	Financial Statements means the financial statements of the Company as set out in the Reference Accounts;

(36)	Financial Year means each 12 month period commencing on 1 July and ending on 30 June;

(37)	Governmental Agency means any government and any governmental body, whether:

(a)	legislative, judicial or administrative;

(b)	a department, commission, authority, instrumentality, tribunal, agency or entity; or

(c)	commonwealth, state, territorial or local,

and includes any self-regulatory organisation established under any law but excludes a governmental body in respect of any service or trading functions as distinct from regulatory or fiscal functions;

(38)	GST Act means the A New Tax System (Goods and Services Tax) Act 1999 as amended;

(39)	Hazardous Substance means any substance which is, or may be, hazardous, toxic, dangerous or polluting or which is regulated by any Environmental Law;

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(40)	Intellectual Property means with respect to the Company (any):

(a)	trademarks, service marks, trade names, trade dress, designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing);

(b)	patents (including the ideas, inventions and discoveries described therein, any pending applications, any registrations, patents or patent applications based on applications that are continuations, continuations in part, divisional, re-examination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing);

(c)	works of authorship or copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship;

(d)	trade secrets and other confidential or proprietary information, know how, confidential or proprietary technology, processes, work flows, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, marketing materials, inventions, discoveries and designs (whether patentable or not);

(e)	inventions;

(f)	computer programs and other software, macros, scripts, source code, object code, binary code, methodologies, processes, work flows, architecture, structure, display screens, layouts, development tools, instructions and templates;

(g)	published and unpublished works of authorship, including audio-visual works, databases and literary works;

(h)	rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity;

(i)	rights of attribution and integrity and other moral rights;

(j)	uniform resource locators (URLs) and Internet domain names and applications therefor (and all interest therein), IP addresses, ad words, key word associations and related rights;

(k)	all other proprietary, intellectual property and other rights relating to any or all of the foregoing; and

(l)	all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media),

all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the laws of any jurisdiction;

(41)	Inventory Provision refers to a provision in respect of aging inventory reflected in Schedule 4 and Schedule 5 as applicable.

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(42)	Loss includes any damage, loss, cost, liability or expense of any kind and however arising (including as a result of any Claim), including penalties, fines and interest and including any that are prospective or contingent and the amount of which for the time being are not ascertained or ascertainable;

(43)	Net Asset Amount means the aggregate amount of the assets less the aggregate amount of the liabilities of the Company as shown in the Company's balance sheet from time to time;

(44)	Personnel of a person means the officers, employees, contractors (including sub-contractors and their employees), professional advisers, representatives and agents of that person;

(45)	PFG means Partners for Growth III LP, of 150 Pacific Avenue, San Francisco;

(46)	Post Completion Payment means A$300,000 payable in accordance with clause 5.3;

(47)	PPS Regulations means the Personal Property Securities Regulations 2010 (Cth);

(48)	Purchase Price comprises the:

(a)	Completion Payment;

(b)	Post Completion Payment; and

(c)	Escrow Payment;

(49)	Purchaser Group means the Purchaser and each Related Body Corporate of the Purchaser including, after Completion, the Company;

(50)	Purchaser Warranties means the warranties set out in Schedule 2;

(51)	Reference Accounts means the financial statements of the Company in Schedule 3, comprising:

(a)	the audited balance sheet and profit and loss statement as of 30 June 2012;

(b)	the unaudited balance sheet and profit and loss statement as of 31 December 2012; and

(c)	the unaudited pro-forma balance sheet and profit and loss account as at 30 June 2013. These reference accounts are of the Company and are set out in Schedule 3;

(52)	Related Body Corporate, Subsidiary, and Holding Company each has the meaning given in the Corporations Act;

(53)	Security means the first ranking mortgage held by PFG over the Seller’s interest in the Shares;

(54)	Security Interest means any security interest under the PPS Regulations;

(55)	Seller Group means the Seller and each Related Body Corporate of the Seller;

(56)	Seller Warranties means the warranties and Tax Warranties given by the Seller and set out in Schedule 1;

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(57)	Shares means 100 ordinary shares in the capital of the Company owned by the Seller, being all shares on issue in the capital of the Company, together with the benefit of all rights (including dividend rights) attached or accruing to those shares as at the Completion Date;

(58)	Stamp Duty means duty imposed under the Duties Act 1997 (NSW) and any other similar legislation of a State or Territory of Australia;

(59)	Tax means taxes, duties, fees, rates, charges and imposts of all kinds assessed, levied or imposed by the Commonwealth, a state or any other government, regional, municipal or local authority (Australian or overseas) and includes capital gains tax, fringe benefits tax, income tax, prescribed payments tax, superannuation guarantee charge, PAYG withholding, undistributed profits tax, payroll tax, GST, group tax, land tax, import duty, excise, Stamp Duty, municipal and water rates, withholdings of any nature whatever imposed by a Governmental Agency, interest on tax payments and additional tax by way of penalty;

(60)	Tax Act means the Income Tax Assessment Act 1997 (Cth) or the Income Tax Assessment Act 1936 (Cth), as the case may be;

(61)	Taxation Authority includes any government, and any person, agency or office having the administration of any Tax or Taxes; and

(62)	Tax Warranties means the tax warranties given by the Seller set out in Schedule 1.

1.2	Interpretation

In this Agreement, unless the contrary intention appears:

(1)	Reference to:

(a)	one gender includes the other;

(b)	the singular includes the plural and the plural includes the singular;

(c)	a recital, clause, schedule or annexure is a reference to a clause of or recital, schedule or annexure to this Agreement and references to this Agreement include any recital, schedule or annexure;

(d)	any contract (including this Agreement) or other instrument includes any variation or replacement of it;

(e)	a statute, ordinance, code or other law includes subordinate legislation (including regulations) and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(f)	a person includes an individual, a firm, a body corporate, an unincorporated association or an authority;

(g)	a person includes their legal personal representatives (including executors), administrators, successors, substitutes (including by way of novation) and permitted assigns;

(h)	a group of persons is a reference to any 2 or more of them taken together and to each of them individually;

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(i)	a body which has been reconstituted or merged must be taken to be to the body as reconstituted or merged, and a body which has ceased to exist and the functions of which have been substantially taken over by another body must be taken to be to that other body;

(j)	an accounting term is to that term as it is used in Accounting Standards;

(k)	time is a reference to Sydney time;

(l)	a reference to a day or a month means a calendar day or calendar month;

(m)	money (including “$”, “AUD” or “dollars”) is a reference to Australian currency; and

(n)	any thing (including any amount or any provision of this Agreement) is a reference to the whole and each part of it and a reference to a group of persons is a reference to any one or more of them.

(2)	The meaning of any general language is not restricted by any accompanying example, and the words “includes”, “including”, “such as”, “for example” or similar words are not words of limitation.

(3)	The word “costs” includes charges, expenses and legal costs on a full indemnity basis.

(4)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(5)	Headings and the table of contents are for convenience only and do not form part of this Agreement or affect its interpretation.

(6)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.

(7)	The time between 2 days, acts or events includes the day of occurrence or performance of the 2nd but not the 1st act or event.

(8)	If an act must be done on a specified day which is not a Business Day, the act must be done instead on the next Business Day.

(9)	A provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.

1.3	Knowledge

Where any Seller Warranty is, or any other provision of this Agreement is, qualified by reference to the Seller’s awareness, knowledge, information, belief or similar, the Seller warrants that the Seller’s awareness, knowledge, information, belief or similar is made on the basis that the Seller has, in order to establish that statement is true and not misleading:

(1)	made all reasonable enquiries of the directors, officers and employees of each relevant member of the Seller Group (including the Company) as at the date of this Agreement who could reasonably be expected to have knowledge and information relevant to the matters to which the statement relates; and

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(2)	where those enquiries would have prompted a reasonable person to make any further enquiries, made those further enquiries,

and that, as a result of those further enquiries, the Seller has no reason to doubt that the statement is true and not misleading. Accordingly, the Seller will not be deemed to have knowledge of any other person or to have made enquiries of any other person or otherwise and will not be liable for breach of the Seller’s Warranties should a fact or circumstance which would otherwise constitute a breach of the Seller’s Warranties be known to any other person (in each case, and for the avoidance of doubt, other than such persons who are directors, officers and employees of each relevant member of the Seller Group, including the Company).

2	Conditions precedent

2.1	Conditions precedent

Before Completion may take place:

(1)	The Seller must have obtained a:

(a)	discharge of the Security over the Shares; and

(b)	release of the Cross-Guarantee,

and provided to the Purchaser all relevant documentation (in a form reasonably acceptable to the Purchaser).

(2)	Mr Yuri Brodsky must have entered into a contract of employment with the Company on terms reasonably acceptable to the Purchaser;

(3)	FRAKO Kondensatoren und Anlagenbau GmbH and Bender GmbH and Co. KG must have issued documents in a form reasonably acceptable to the Purchaser confirming that they propose to continue the existing distribution arrangements with the Company for a minimum of 12 months following completion;

(4)	The Seller must have caused the Company to cease to hold any shares in Aso-Tech Pty Limited ACN 147 619 583; and

(5)	The Seller must have obtained the consent of the Lessor of premises at Factories 12, 13 and 16 to the change of control of the Company on terms reasonably acceptable to the Purchaser in its absolute discretion.

2.2	Obligation to co-operate

If the conditions precedent are not satisfied prior to the date of this Agreement, the Parties must use their best endeavours to ensure that the conditions precedent referred to in clause 2.1 are satisfied as soon as reasonably practicable thereafter.

2.3	Satisfaction of conditions precedent

If Completion has not occurred and the conditions precedent set out in clause 2.1 are not satisfied by 15 September 2013, this Agreement is able to be terminated at the election of the Purchaser by written notice.

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3	Sale and purchase

3.1	Agreement to sell and purchase

The Seller agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Seller free from all Encumbrances and otherwise on and subject to the provisions of this Agreement.

3.2	Title and risk

Title to the Shares (and property and risk in them):

(1)	remains solely with the Seller until Completion; and

(2)	subject to the provisions of this Agreement, passes from the Seller to the Purchaser with effect from Completion.

4	Completion Balance Sheet

(1)	The Seller must prepare and deliver to the Purchaser as soon as reasonably practicable after Completion, a statement of financial position of the Company as at Completion (Completion Balance Sheet) and a schedule of completion adjustments (Completion Adjustments) in a similar form to Schedule 5 and prepared in accordance with:

(a)	the accounting principles, policies and practices adopted by the Company; and

(b)	to the extent that the treatment of any item is not dealt with in clause (a) above, the Accounting Standards in force as at Completion.

For the avoidance of doubt, the Completion Balance Sheet and Completion Adjustments must be prepared without taking into account any event occurring after Completion.

The Completion Adjustments associated with the Debtors Provision and Inventory Provision will be the same amounts as those listed for these provisions in Schedule 4, unless the Purchaser elects to amend these amounts due to material changes in the period from 30 June 2013 to Completion which impact the Debtors Provision and / or the Inventory Provision. The Completion Adjustments in Schedule 5 associated with reversal of debtors provision in the accounts and transfer of inverter testing equipment should reflect the value of these items included in the Completion Balance Sheet.

(2)	The Purchaser must within 10 Business Days after the date on which it receives the Completion Balance Sheet and Completion Adjustments give to the Seller either:

(a)	a notice stating that the Purchaser agrees with the Completion Balance Sheet and the Completion Adjustments; or

(b)	a notice stating that the Purchaser does not agree with the Completion Balance Sheet and / or Completion Adjustments, specifying:

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(i)	each item in the Completion Balance Sheet or Completion Adjustments that it disputes (Disputed Item);

(ii)	the grounds on which it disputes each Disputed Item; and

(iii)	the proposed adjustment to each Disputed Item,

(Dispute Notice).

(3)	If the Purchaser gives notice under clause 4(2)(a) or if at the conclusion of the 10 Business Day period referred to in clause 4(2) the Purchaser has not given any notice under clause 4(2) then the Completion Balance Sheet and Completion Adjustments will be considered final and will constitute the Completion Adjusted Net Asset Statement for the purposes of this Agreement.

(4)	If the Purchaser gives a Dispute Notice under clause 4(2)(b) then:

(a)	the Completion Balance Sheet and Completion Adjustments are final and conclusive of all matters specified in them except for the Disputed Items;

(b)	the Purchaser and the Seller must confer and use reasonable endeavours to resolve each Disputed Item; and

(c)	if the Parties are unable to resolve each Disputed Item within 10 Business Days after the date that a Dispute Notice is given, any determination of a Disputed Item must be conducted in accordance with clause18.

(5)	The Completion Balance Sheet and Completion Adjustments are to be adjusted to reflect the resolution of any Disputed Items and will constitute the Completion Adjusted Net Asset Statement for the purposes of this Agreement.

For the avoidance of doubt, the Completion Adjusted Net Asset Statement will not be in existence until all Disputed Items have been finally determined and adjusted in accordance with this clause 4(5) (if applicable).

5	Purchase Price

5.1	Consideration

(1)	The consideration payable by the Purchaser to the Seller for the Shares is the Purchase Price.

(2)	All amounts to be paid by the Purchaser under this clause 5 must be paid by cleared and available funds into the bank account set out in clause 6.5.

5.2	Payment of Completion Payment

On Completion, the Purchaser must pay the Completion Payment to the Seller.

5.3	Payment of Post Completion Payment

The Purchaser must pay the Post Completion Payment to the Seller within 3 days after the Completion Adjusted Net Asset Statement has been agreed in accordance with clause 4 and subject to any adjustment in clause 5.4.

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5.4	Adjustments to the Post-Completion Payment

After the Completion Adjusted Net Asset Statement has been agreed, the Post Completion Payment will be subject to the following adjustments:

(1)	if the Completion Adjusted Net Asset Amount exceeds the Adjusted Net Asset Amount, the Post Completion Payment will be increased by the amount by which the Completion Adjusted Net Asset Amount exceeds the Adjusted Net Asset Amount; and

(2)	if the Completion Adjusted Net Asset Amount is less than the Adjusted Net Asset Amount , the Post Completion Payment will be decreased by the amount by which the Completion Adjusted Net Asset Amount is less than the Adjusted Net Asset Amount.

6	Escrow Payments

6.1	Payment of Escrow Payment

On Completion, the Purchaser must pay the Escrow Payment into an escrow account in accordance with clause 6.2;

6.2	Operation of Escrow Account

The escrow account into which the Escrow Payment is to be made under clause 6.1 is to be held jointly between the Purchaser and Seller at a bank nominated by the Purchaser with a signatory required from each the Purchaser and the Seller for the release (either in full or in part) of the Escrow Amount (Escrow Account).

6.3	Payments in respect of finally determined Claims before Escrow Release Date

If before the Escrow Release Date a payment becomes due to the Purchaser in respect of any Claim then within 10 Business Days after that payment becomes due an amount equal to the lower of that amount and the Escrow Amount must be paid out of the Escrow Account to the Purchaser.

6.4	Escrow Release Date

(1)	Unless there is an unresolved dispute, on the Escrow Release Date, the balance of the Escrow Account, including any interest credited to the Escrow Account, must be paid out to the Seller.

(2)	If there is an unresolved dispute on the Escrow Release Date, the parties will maintain and continue to hold the Escrow Account until such time that the unresolved dispute is settled in accordance with clause 18 following which, the balance of the Escrow Account, including any interest credited to the Escrow Account, must be paid out to the Seller.

6.5	Payments to Account

The Purchase Price must be paid into the following bank account:

Account Name:	CBD Energy Limited

Bank Name:	Westpac Banking Corporation

BSB:	033-059

Account Number:	304069

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or as otherwise directed in writing by the Seller.

7	Books and Records

Other than with respect to any records provided to the Purchaser at or before Completion, the Seller will provide to the Purchaser all Books and Records of the Company within fourteen (14) days of Completion to the Purchaser, at the Purchaser’s nominated delivery address in Tomago, NSW.

8	Completion

8.1	Time and location of Completion

Completion will take place:

(1)	on the Completion Date; and

(2)	at the office of Clayton Utz, Sydney.

8.2	Power of Attorney

(1)	The Seller irrevocably appoints the Purchaser to be its attorney from the Completion Date until the Shares are registered in the name of the Purchaser (but not otherwise). Under this power of attorney, the Purchaser may do in the name of the Seller and on its behalf everything necessary or desirable for the registered holder of the Shares, in the Purchaser’s sole discretion, to:

(a)	transfer the Shares;

(b)	exercise any rights, including rights to appoint a proxy or representative and voting rights, attending to the Shares; and

(c)	do any other act or thing in respect of the Shares or the Company.

(2)	The Seller declares that all acts and things done by the Purchaser in exercising powers under this power of attorney will be as good and valid as if they had been done by the Seller and agrees to ratify and confirm whatever the Purchaser does in exercising power under this power of attorney.

8.3	Seller delivery obligations at Completion

At or before Completion, the Seller must deliver (or, where appropriate, ensure that the Company delivers) to the Purchaser:

(1)	a transfer (executed by the Seller and in registrable form, subject to stamping) of the Shares in favour of the Purchaser;

(2)	all certificates for the Shares;

(3)	all seals, minute books, statutory books and registers, certificates of incorporation, books of account, trading, tax and financial records, copies of taxation returns, books and records, constitutions and other documents and papers of the Company;

(4)	the written resignations of each director and secretary of the Company, taking effect from Completion;

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(5)	a release or discharge in relation to each Encumbrance and Security Interest registered over the Assets , the Company or the Shares and appropriate evidence that the holder of the Security Interest in respect of the Assets will, in the ordinary course of business, register a financing change statement to reflect the release or discharge on the PPSR;

(6)	Notwithstanding any other clause in this Agreement, the Purchaser agrees and acknowledges that none of the Continuing Securities will be discharged by completion and the Continuing Securities will be effective and in place immediately following completion.

(7)	all current permits, licences and other documents (if any) issued to the Company under any legislation or ordinance relating to its business activities;

(8)	all keys, pins and codes of whatever nature required for the Company to lodge or file documents with any Government Agency, including ASIC;

(9)	all other documents and things required by this Agreement to be delivered by the Seller (or where appropriate, ensure that the Company delivers) to the Purchaser on Completion, or which are reasonably required by the Purchaser to vest good title, full possession, control and benefit of the Shares in the Purchaser; and

(10)	a stock of 86 defect free, new current model Oelmaier inverter kits.

8.4	Seller’s right and obligations regarding records

Despite clause 8.3:

(1)	the Seller is entitled to retain after Completion copies of any records necessary for the Seller to comply with its legal obligations, including its Tax obligations; but

(2)	the Seller must not disclose any confidential information contained in those records (other than disclosure to its Personnel in the ordinary course of its business) unless required by law or the rules of a stock exchange, or until the information becomes public (otherwise than by a breach by the Seller of its obligations under this clause 8.4).

8.5	Completion meetings

At Completion, the Seller must ensure that a duly convened meeting of the directors of the Company is held at which a quorum of directors is present and acting throughout, at which:

(1)	the directors of the Company resolve:

(a)	to register the transfers of the Shares for registration, subject to stamping, despite any contrary provision of the constitution of the Company; and

(b)	to cancel the existing share certificates for the Shares and issue new share certificates for the Shares in the name of the Purchaser;

(2)	the directors of the Company resolve:

(a)	to appoint as directors, secretary and public officer of the Company those persons nominated by the Purchaser, subject to those persons providing their written consent;

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(b)	to accept the resignations of each former director, secretary and public officer of the Company in the agreed form;

(c)	to transfer the registered offices of the Company to the address nominated by the Purchaser, subject to the occupiers providing their written consent; and

(d)	to revoke all existing powers of attorney or other authorities (if any) granted by the Company.

8.6	Purchaser Completion obligations

At Completion, the Purchaser must:

(1)	subject to the due performance by the Seller of the obligations on its part to be performed under this Agreement, pay the Seller the relevant portion of the Purchase Price as set out in clause 5); and

(2)	produce to the Seller for inspection the consents of the directors and secretaries referred to in clause 8.5(2)(a).

8.7	Obligations interdependent

The requirements of clauses 8.3, 8.5 and 8.6 are interdependent and are to be carried out contemporaneously. No delivery, payment or other event referred to in clauses, 8.3, 8.5 and 8.6 will be regarded as having been made or occurred until all deliveries and payments have been made and all other events have occurred.

8.8	Registration of transfers

The Purchaser must use its reasonable endeavours to ensure that the transfers of the Shares are registered promptly after Completion.

9	After Completion

9.1	Continuing obligation to perform

If an obligation of any Party required to be performed at Completion is not performed at Completion, and regardless of whether it is waived as a condition or requirement of Completion, the relevant Party remains obliged to perform that obligation.

9.2	ASIC notification

The Seller must ensure that ASIC is notified, in the prescribed form, as soon as practicable after Completion (and in any event within five (5) Business Days), of the occurrence of those events under clauses 3, 8.5 and 8.8 that must be notified to ASIC under the Corporations Act.

10	Payments

10.1	Manner of payments

Unless otherwise agreed between the Parties, all payments in connection with the Purchase Price must be made in immediately available funds to the bank account set out in clause 6.5, or as otherwise directed in writing by the Seller.

10.2	Interest on overdue amounts

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If a Party fails to pay an amount of money payable under this Agreement on its due date, the Party in default must pay to the Party entitled to payment of that amount, interest at the Default Rate on that amount computed from (but not including) the due date until (and including) the date the amount is paid in full. Interest under this provision accrues daily, is calculated on the basis of a 365 day year, and is payable on the last Business Day of each month. The right to payment of interest under this provision is without prejudice to any other rights, powers and remedies the non-defaulting Party may have against the defaulting Party at law or in equity.

11	Seller Warranties

11.1	Seller

The Seller warrants to the Purchaser that each of the Seller Warranties is true, correct and not misleading in any way. Each such Seller Warranty is a separate warranty in no way limited by any other Seller Warranty.

11.2	Seller Warranties

Each Seller Warranty:

(1)	is given at the date of this Agreement;

(2)	is given on each day after the date of this Agreement up to an including the Completion Date and

(3)	will remain in full force and effect after the Completion Date despite Completion.

11.3	Disclosures

Each of the Seller Warranties is subject to any matters fairly disclosed in any of:

(1)	the contents of this Agreement; and

(2)	the Disclosure Material,

and consequently the Seller shall not be liable for any Breach in respect of such matters in so far as they constitute fair disclosure.

For this purpose fairly disclosed means disclosed in a manner and with sufficient detail to enable a prudent Purchaser with knowledge of the market of the Company to make an informed assessment of the matter concerned (and fair disclosure shall be construed accordingly).

11.4	Liability for Breach of Seller Warranties

Without restricting the rights of the Purchaser or the ability of the Purchaser to claim on any other basis available to it, but subject always to the limitations and restrictions contained in clause 12, if after Completion it shall be agreed or determined that any of the Seller Warranties was not true or accurate then the Seller shall pay to the Purchaser on demand (at the Purchaser's option):

(1)	the cash amount sufficient to compensate the Purchaser against all Losses suffered or incurred by it in consequence of the relevant Breach;

(2)	the amount of any liability or increased liability which the Company suffers or incurs as a result of the relevant Breach; or

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(3)	the amount of any reduction in the value of any Asset of the Company at Completion from the value which would have been attributed to that Asset at Completion were it not for the relevant Breach.

12	Seller Limitation of liability

12.1	Acknowledgements

Each Party acknowledges and agrees that:

(1)	it enters into this Agreement fully and voluntarily;

(2)	it has received independent and professional advice (including legal, accounting, tax and financial advice) concerning this Agreement and the matters arising herein and has satisfied itself about anything arising from that advice;

(3)	it has had the opportunity to review this Agreement and all related agreements and materials, and the Disclosure Materials and in the case of the Purchaser, undertaken a due diligence on the Company, and to negotiate any and all such documents in its sole discretion, without any undue influence by any Seller Group entity or any third party; and

(4)	except as expressly provided in this Agreement, neither the Seller nor the Purchaser is responsible to the other for any Loss or Claim or otherwise unless it arises in connection with this Agreement and the matters set out herein.

12.2	Limits on liability

Despite any other provision of this Agreement:

(1)	(Change in law or administrative practice): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Breach or any other breach of this Agreement where the Breach, or any loss arising in connection with any breach, is as a result of or in respect of:

(a)	a new law, or a change in the law (including its interpretation), taking effect after the date of this Agreement;

(b)	a new rule or decision being made by any Government Agency, or a change in any rule or decision of any Government Agency, after the date of this Agreement; or

(c)	a new administrative practice or policy being introduced by any Government Agency, or a change in any administrative practice or policy of any Governmental Agency, after the date of this Agreement,

including any law, rule, decision, practice or policy, or any change in any law, rule, decision, practice or policy, which takes effect retrospectively.

(2)	(Later recovery): After the Seller has made any payment to the Purchaser for any Breach or any other breach of this Agreement, if any member of the Purchaser Group receives any benefit or credit, including by claiming an indemnity against or otherwise recovering from a person other than the Seller, in respect of any Loss directly caused by the Seller's breach of the same Seller Warranty or same clause of this Agreement, then the Purchaser must immediately repay to the Seller an amount corresponding to the amount of that payment less all of the Purchaser's reasonable costs incurred with claiming that indemnity against, or otherwise recovering from, that third party, or if less, the amount of the benefit or credit. Any such recovered amount payable to the Seller under this clause must be paid on an after tax basis so that the amount so paid to the Purchaser puts the Seller in the same after tax position.

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(3)	(Known Breach or Liability): Seller is not liable to make any payment (whether by way of damages or otherwise) for any Breach or other breach of this Agreement to the extent that the Breach or other breach is based on any fact, matter or circumstance:

(a)	fairly disclosed in or otherwise which would have been obvious from, this Agreement or the Disclosure Material;

(b)	for which there is a provision or reserve in, or otherwise would have been obvious from, the Reference Accounts;

(c)	which is within the knowledge of the Purchaser Group or its Personnel; or

(d)	which would have been within the knowledge of the Purchaser had the Purchaser conducted reasonable customary searches prior to the date of this Agreement of records open to public inspection in Australia, including records maintained by ASIC or the ASX.

(4)	(Purchaser Breach): Any amount payable to the Purchaser by the Seller under this Agreement is to be reduced to the extent of the contributory negligence or omission of the Purchaser with respect to the Loss or Claim.

(5)	(Indirect losses): The Seller is not liable to make any payment (whether by way of damages or otherwise) to the Purchaser for any indirect or consequential loss, however arising.

(6)	To the extent permitted by law, the operation of Part 4 of the Civil Liability Act 2002 (NSW) and/or Part IVAA of the Wrongs Act 1958 (VIC) are excluded in relation to all and any rights, obligations and liabilities under this Agreement, whether such rights, obligations or liabilities are sought to be enforced by a claim in contract, tort or otherwise.

12.3	Awareness of breach

If the Purchaser becomes aware after the date of this Agreement of anything which constitutes or could (whether alone or with anything else) constitute a Breach or other breach of this Agreement, including a Claim which, if satisfied, would result in a Breach or in any other breach of this Agreement, the Purchaser must do each of the following:

(1)	promptly notify the Seller, giving the Seller full details, including details of the facts, matters and circumstances giving rise to the breach, the nature of the breach, the Purchaser’s estimate of the Loss suffered and any additional information reasonably requested by the Seller;

(2)	until it notifies the Seller in accordance with this clause 12.3, take reasonable steps to mitigate any Loss which may give rise to a Claim against the Seller for Breach or any other breach of this Agreement;

(3)	not make any admission of liability or reach any agreement or compromise with any person in relation to any Claim or other matter without first consulting with and obtaining the approval of the Seller (which shall not be unreasonably withheld);

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(4)	give the Seller and its professional advisors reasonable access to:

(a)	the Personnel and premises of the Purchaser Group; and

(b)	relevant chattels and documents (including books and records) within the custody, power, possession or control of the Purchaser Group;

to enable the Seller and its professional advisers to examine the Personnel, premises, chattels and documents relating to the breach and to take copies or photographs at the Seller’s expense;

(5)	at the Seller’s expense (including the Purchaser’s legal costs), take all action in good faith and with due diligence that the Seller (acting reasonably and in consultation with the Purchaser) requests to avoid, remedy or mitigate the breach or any loss arising in connection with the breach, including legal proceedings in the name of the relevant member of the Purchaser Group, and dispute, defend, appeal or compromise any Claim or other matter and any adjudication of it; and

(6)	not do anything which compromises or prejudices the rights of the Seller under this clause 12.3.

The Seller is not liable to the Purchaser for any additional cost, loss or damage as a result of the Purchaser’s failure to materially comply with its obligations under this clause 12.3.

12.4	Calculation of Loss

In calculating the Loss of the Purchaser for a Breach or any other breach of this Agreement account must be taken of the amount by which any Tax for which any member of the Purchaser Group is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the fact, matter or circumstance giving rise to the Loss.

12.5	Remedy in damages

Subject to clause 12.2 and except as otherwise provided in this Agreement, the Purchaser acknowledges that its sole remedy for a Breach or any other breach of this Agreement is damages and that it is not entitled to terminate or rescind this Agreement except otherwise allowed in this Agreement.

12.6	Additional Limits on liability

Despite any other provision of this Agreement:

(1)	(Time period for claims): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Breach of this Agreement unless notice of a Claim against the Seller is given by the Purchaser to the Seller (setting out full details, including details of the facts, matters and circumstance giving rise to the breach, the nature of the breach and the Purchaser’s estimate of the Loss suffered) before:

(a)	in the case of Claims arising from the breach of any Tax Warranty, the date that is 3 years after the Completion Date; and

(b)	in the case of Claims arising from any other Breach of this Agreement, the date that is 18 months after the Completion Date;

(2)	(Threshold Limit): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Breach or any other breach of this Agreement unless the amount due from or agreed by the Seller in respect of any one breach or the aggregate amount of a series of breaches exceeds $75,000;

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(3)	(Maximum Limit): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Breach or any other breach of this Agreement in such payment, along with any previous payments, would be, in aggregate, greater than the Purchase Price provided that the limitation contained in this clause does not apply to Loss arising from or connected with any fraud, wilful misconduct or gross negligence on the part of any member of the Seller Group (including its employees, contractors and agents);

(4)	(Other limits): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Breach:

(a)	to the extent that:

(i)	the Breach; or

(ii)	any Loss arising in connection with any Breach,

has arisen as a result of any act or omission after Completion by or on behalf of any member of the Purchaser Group (including the Company) or their respective officers, employees or agents, otherwise than:

(A)	where this is required by applicable law; or

(B)	in the ordinary course of the Company’s business as carried on as at the Completion Date; or

(C)	in accordance with a legally binding obligation entered into by the Company on or before Completion (except where that obligation was created at the request of the Purchaser);

(b)	to the extent that the Breach, or any Loss arising in connection with any Breach, has arisen directly as a result of:

(i)	the Purchaser knowingly failing to procure any legally necessary prior consent of a third party to the change of control of the Company; or

(ii)	the legal ownership structure of the Purchaser or other members of the Purchaser Group (as the case may be);

(c)	to the extent that the Breach, or any Loss arising in connection with any Breach, has arisen as a result of any act or omission by or on behalf of the Seller:

(i)	that is required or permitted by any provision of this Agreement; or

(ii)	at the request, or with the agreement of the Purchaser;

(d)	to the extent that the Breach, or any Loss arising in connection with any Breach, has been remedied without loss, cost or damage to the Purchaser; or

(e)	to the extent that the Breach, or any Loss arising in connection with any Breach, would not have arisen but for any restructure or change in ownership of any member of the Purchaser Group after Completion or any change in the accounting policies of any member of the Purchaser after Completion.

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12.7	No double recovery

The Purchaser is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once from the Seller in respect of the same Loss.

13	Purchaser Warranties

13.1	Purchaser Warranties

The Purchaser warrants to the Seller that each Purchaser Warranty is true, correct and not misleading in any material respect. Each Purchaser Warranty is a separate warranty in no way limited by any other Purchaser Warranty. The Purchaser Warranties survive, and are not in any way to be affected by, Completion.

13.2	Liability for Breach of Purchaser Warranties

Without restricting the rights of the Seller or the ability of the Seller to claim against the Purchaser on any other basis available to it, but subject always to the limitations and restrictions contained in this clause 13, if after Completion it shall be agreed or determined that any of the Purchaser Warranties was not true and accurate then the Purchaser shall pay to the Seller on demand (at the Seller's option):

(1)	the cash amount sufficient to compensate the Seller against all Losses suffered or incurred by it in consequence of the relevant Breach; and

(2)	the amount of any liability or increased liability which the Seller suffers or incurs as a result of the relevant Breach.

13.3	Awareness of breach

If the Seller becomes aware after the date of this Agreement of anything which constitutes or could (whether alone or with anything else) constitute a Breach or other breach of this Agreement, including a Claim which, if satisfied, would result in a Breach or in any other breach of this Agreement, the Seller must do each of the following:

(1)	promptly notify the Purchaser, giving the Purchaser full details, including details of the facts, matters and circumstances giving rise to the breach, the nature of the breach, the Seller’s estimate of the Loss suffered and any additional information reasonably requested by the Purchaser;

(2)	until it notifies the Purchaser in accordance with this clause 13.3, take reasonable steps to mitigate any Loss which may give rise to a Claim against the Purchaser for Breach or any other breach of this Agreement;

(3)	not make any admission of liability or reach any agreement or compromise with any person in relation to any Claim or other matter without first consulting with and obtaining the approval of the Purchaser (which shall not be unreasonably withheld);

(4)	give the Purchaser and its professional advisors reasonable access to:

(a)	the Personnel and premises of the Seller; and

(b)	relevant chattels and documents (including books and records) within the custody, power, possession or control of the Seller;

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to enable the Purchaser and its professional advisers to examine the Personnel, premises, chattels and documents relating to the breach and to take copies or photographs at the Purchaser’s expense;

(5)	at the Purchaser’s expense (including the Seller’s legal costs), take all action in good faith and with due diligence that the Purchaser (acting reasonably and in consultation with the Seller) requests to avoid, remedy or mitigate the breach or any loss arising in connection with the breach, including legal proceedings in the name of the relevant member of the Seller Group, and dispute, defend, appeal or compromise any Claim or other matter and any adjudication of it; and

(6)	not do anything which compromises or prejudices the rights of the Purchaser under this clause 13.3.

The Purchaser is not liable to the Seller for any additional cost, loss or damage as a result of the Seller’s failure to materially comply with its obligations under this clause 13.3.

14	Purchaser Limitation of liability

14.1	Limitation of liability of the Purchaser

All Parties agree and acknowledge that:

(1)	The Purchaser enters this Agreement in its personal capacity and not in the capacity of a trustee of a trust, or other capacity; and

(2)	Any liability or obligation of the Purchaser arising under or in connection with this Agreement is not limited and may be enforced against the Purchaser without limitation, other than as set out in this Agreement.

14.2	Limits on liability

Despite any other provision of this Agreement:

(1)	(Change in law or administrative practice): The Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any Purchaser Breach or any other breach of this Agreement where the breach, or any loss arising in connection with any breach, is as a result of or in respect of:

(a)	a new law, or a change in the law (including its interpretation), taking effect after the date of this Agreement;

(b)	a new rule or decision being made by any Government Agency, or a change in any rule or decision of any Government Agency, after the date of this Agreement; or

(c)	a new administrative practice or policy being introduced by any Government Agency, or a change in any administrative practice or policy of any Governmental Agency, after the date of this Agreement,

including any law, rule, decision, practice or policy, or any change in any law, rule, decision, practice or policy, which takes effect retrospectively.

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(2)	(Later recovery): After the Purchaser has made any payment to the Seller for any Purchaser Breach or any other breach of this Agreement, if any member of the Seller Group receives any benefit or credit, including by claiming an indemnity against or otherwise recovering from a person other than the Purchaser, in respect of any Loss directly caused by the Purchaser's breach of the same Purchaser Warranty or same clause of this Agreement, then the Seller must immediately repay to the Purchaser an amount corresponding to the amount of that payment less all of the Seller's reasonable costs incurred with claiming that indemnity against, or otherwise recovering from, that third party, or if less, the amount of the benefit or credit. Any such recovered amount under this clause must be on an after tax basis so that the amount so paid to the Purchaser puts the Seller in the same after tax position.

(3)	(Known Breach or Liability): Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any Purchaser Breach or other breach of this Agreement to the extent that the Purchaser Breach would have been reasonably identifiable or reasonably determinable to the Seller on or before Completion.

(4)	(Seller Breach): Any amount payable to the Seller by the Purchaser under this Agreement, other than the Purchase Price, is to be reduced to the extent of the contributory negligence or omission of the Seller with respect to the Loss or Claim.

(5)	(Indirect losses): The Purchaser is not liable to make any payment (whether by way of damages or otherwise) to the Seller for any indirect or consequential loss or loss of profits, however arising.

14.3	Calculation of Loss

In calculating the Loss of the Seller for a Purchaser Breach or any other breach of this Agreement account must be taken of the amount by which any Tax for which any member of the Seller Group is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the fact, matter or circumstance giving rise to the Loss.

14.4	Remedy in damages

Subject to the limitations in this clause 14 and except as otherwise provided in this Agreement, the Seller acknowledges that its sole remedy for a Purchaser Breach or any other breach of this Agreement is damages and that it is not entitled to terminate or rescind this Agreement except otherwise allowed in this Agreement.

14.5	Additional Limits on liability

Despite any other provision of this Agreement:

(1)	(Time period for claims): The Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any Purchaser Breach of this Agreement unless notice of a Claim against the Purchaser is given by the Seller to the Purchaser (setting out full details, including details of the facts, matters and circumstance giving rise to the breach, the nature of the breach and the Seller’s estimate of the Loss suffered) before the date that is 18 months after the Completion Date;

(2)	(Threshold Limit): The Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any Purchaser Breach or any other breach of this Agreement unless the amount finally determined against or agreed by the Purchaser in respect of any one breach or the aggregate amount of a series of breaches exceeds $100,000;

(3)	(Maximum Limit): The Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any Purchaser Breach or any other breach of this Agreement in such payment, along with any previous payments, would be, in aggregate, greater than the Purchase Price;

(4)	(Other limits): The Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any Purchaser Breach or any other breach of this Agreement:

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(a)	to the extent that:

(i)	the Purchaser Breach or any other breach of this Agreement; or

(ii)	any Loss arising in connection with any Purchaser Breach or any other breach of this Agreement:

has arisen as a result of any act or omission after Completion by or on behalf of any member of the Seller Group or their respective officers, employees or agents, otherwise than

(A)	where this is required by applicable law; or

(B)	in the ordinary course of the Seller’s business as carried on as at the Completion Date, or

(C)	in accordance with a legally binding obligation entered into by the Company on or before Completion;

(b)	to the extent that the breach, or any Loss arising in connection with any breach, has arisen directly as a result of:

(i)	the Seller failing to procure any legally necessary prior consent of a third party to the change of control of the Company; or

(ii)	the legal ownership structure of the Seller or other members of the Seller Group (as the case may be);

(c)	to the extent that the breach, or any Loss arising in connection with any breach, has arisen as a result of any act or omission by or on behalf of the Purchaser:

(i)	that is required or permitted by any provision of this Agreement; or

(ii)	at the request, or with the agreement of the Seller;

(d)	to the extent that the breach, or any Loss arising in connection with any breach, has been remedied without cost to the Seller; or

(e)	to the extent that the breach, or any Loss arising in connection with any breach, would not have arisen but for any restructure or change in ownership of any member of the Seller Group after Completion or any change in the accounting policies of any member of the Seller after Completion.

14.6	No double recovery

The Seller is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same Loss.

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15	Tax

(1)	Subject to the limitations in clause 12.2, if at any time within three (3) years from the Completion Date any Taxation Authority issues to the Company an assessment in respect of any income year ending before the Completion Date and in respect of the period from the first day of the next income year to the Completion Date or in respect of any payments made by the Company or an event or transaction occurring prior to that date (including any agreement or deed entered into by the Company prior to the Completion Date), in which the Tax payable exceeds or is additional to the amount of Tax on the same account either previously paid (or that has remained unpaid), or that is provided for in the Reference Accounts then:

(a)	the Purchaser must promptly (and in any case within 5 Business Days) provide or must cause the Company to promptly (and in any case within 5 Business Days) provide the Seller with a statement of the circumstances of the assessment; and

(b)	the Seller must pay to the Purchaser the amount of that excess or additional Tax within the time stipulated in the assessment.

(2)	The Purchaser must account or must procure that the Company accounts to the Seller for an amount equal to any credit, refund, rebate or reimbursement allowed by or received from a taxation authority within three (3) years from the Completion Date in respect of:

(a)	any Tax paid by the Company before the Completion Date or provided for in the Reference Accounts (except to the extent that the credit, refund, rebate or reimbursement is already provided for); or

(b)	any Tax paid by the Company after the Completion Date to the extent the Purchaser has received an amount under this Agreement for the Tax.

Any amount payable by the Purchaser to the Seller under this clause (2) is in addition, and not an adjustment, to the Purchase Price.

(3)	If so required by the Seller, the Purchaser must procure that the Company prepares and files the necessary Tax return and takes such further reasonable action as may be required by the Seller to ensure that any amount which the Purchaser is required to account or procure the accounting of to the Seller is received by the Company (provided that the Seller bears all the Purchaser's reasonable costs and expenses of taking such actions).

16	Goods and services tax

16.1	Definitions

In this clause 16:

(1)	GST means GST as defined in the GST Act or any replacement or other relevant legislation and regulations;

(2)	words used in this clause which have a particular meaning in the GST law (as defined in the GST Act, and also including any applicable legislative determinations and Australian Taxation Office public rulings) have the same meaning, unless the context otherwise requires;

(3)	any reference to GST payable by, or any input tax credit entitlement of, a Party includes any corresponding GST payable by, or an input tax credit entitlement of, the representative member of any GST group of which that Party is a member; and

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(4)	if the GST law treats part of a supply as a separate supply for the purpose of determining whether GST is payable on that part of the supply or for the purpose of determining the tax period to which that part of the supply is attributable, such part of the supply is to be treated as a separate supply.

16.2	No GST in any payments

Unless GST is expressly included, any payment expressed to be payable under any other clause of this Agreement for any supply made under or in connection with this Agreement does not include GST.

16.3	Addition of GST

To the extent that any supply made under or in connection with this Agreement is a taxable supply, the GST exclusive consideration otherwise payable for that supply is increased by an amount equal to that consideration multiplied by the rate at which GST is imposed in respect of the supply and paid contemporaneously with payment.

16.4	Parties’ obligations to provide

Each Party agrees to do all reasonable things, including providing tax invoices and other documentation, that may be necessary or desirable to enable or assist the other Party to claim any input tax credit, adjustment or refund in relation to any amount of GST paid or payable in respect of any supply made under or in connection with this Agreement.

16.5	Payment by reimbursement or indemnity

If a payment to a Party under this Agreement is a payment by way of reimbursement or indemnity and is calculated by reference to the GST inclusive amount of a loss, cost or expense incurred by that Party, then the payment is to be reduced by the amount of any input tax credit to which that Party is entitled in respect of that loss, cost or expense before any adjustment is made for GST.

17	Default

Remedies

If the Purchaser fails to perform any of its obligations under or in connection with this Agreement as and when such obligations fall due, then the Seller may enforce its rights herein against the Purchaser as a result of such non-performance.

If the Seller fails to perform any of its obligations under or in connection with this Agreement as and when such obligations fall due, then the Purchaser may enforce its rights herein against the Seller as a result of such non-performance.

18	Dispute Resolution

18.1	Dispute Resolution

(1)	If any dispute arises with respect to this Agreement, a Party must not commence any Court or arbitration proceedings unless the Parties have complied with this clause, other than where a Party seeks urgent interlocutory relief.

(2)	A Party to this Agreement claiming that a dispute has arisen out of or in relation to this Agreement must give written notice (Notice of Dispute) to each other Party to this Agreement specifying the nature of the dispute.

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(3)	If the Parties are not able to resolve the dispute within fourteen (14) days of receipt of the Notice of Dispute (or such further period as agreed in writing by them), then the dispute shall be referred to the chief executive officer or managing director of each of the disputing Parties.

(4)	If the matter is referred to the chief executive officers / managing directors of the disputing Parties, within seven (7) days of referral to the chief executive officers, the chief executive officers / managing directors of the disputing Parties shall meet in order to attempt to resolve the dispute.

(5)	If the chief executive officers / managing directors of the disputing Parties do not resolve the dispute, the chief executive officers / managing directors of each of the disputing Parties shall, within seven (7) days attempt to agree on:

(a)	the dispute resolution technique and the procedures to be adopted in an attempt to resolve the dispute;

(b)	a timetable for steps to be taken in relation to those procedures; and

(c)	the selection of compensation of an independent person required for such technique.

If the chief executive officers / managing directors agree upon the above processes and timetable, then the dispute shall be determined in accordance with such processes and techniques. Notwithstanding the earlier provisions of this clause (5), the Parties agree not to appoint an arbitrator and any such independent person shall act only as a mediator.

(6)	If the chief executive officers / managing directors are unable to agree upon the appointment of such a mediator in clause (5), then the Parties agree that the mediator will be appointed by the president of the Law Society of New South Wales (or the president’s nominee) who will select the mediator and determine the mediator’s remuneration.

If the dispute cannot be resolved at mediation, the Parties are free to take whatever action they determine in relation to the dispute, including commencing legal proceedings.

For the purposes of this Agreement, from the date a Notice of Dispute is given until such time as the dispute is resolved by agreement, award or determination, the dispute is an unresolved dispute. If the dispute relates to monies in the escrow account referred to in clause 6, as soon as practicable after resolution of the dispute, the parties must take all reasonable steps to authorise the release of funds from the escrow account to the relevant party.

On the resolution of any dispute pursuant to this clause 18, the agreed, decided or determined amount shall be a debt due.

19	Confidentiality

19.1	General obligation

(1)	Subject to clause 19.1(2), each Party must keep confidential:

(a)	the existence and terms of this Agreement (and any draft thereof); and

(b)	all negotiations in connection with them,

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and must ensure that their respective Personnel do likewise.

(2)	A Party may disclose information:

(a)	on a confidential basis to its relevant Personnel and advisers to enable them to advise or assist in connection with this Agreement (including its administration or enforcement);

(b)	to a person whose consent is needed in connection with this Agreement if the Party seeking consent uses reasonable endeavours to get the consenting person to agree to keep the information confidential (and then only to the extent that the consenting person needs to know the information in order to decide whether to consent);

(c)	if that information is in the public domain (other than because the Party has disclosed it);

(d)	if the Party lawfully had the information before it was disclosed to them in connection with this Agreement;

(e)	with the written consent of the other Party;

(f)	in connection with legal or other proceedings relating to this Agreement;

(g)	if compelled by law or by an authority such as a Government Agency, court, tribunal or stock exchange; or

(h)	if this Agreement expressly requires or permits a Party to disclose information.

A Party disclosing under clauses 19.1(2)(g) and/or (h) must, as far as practical, consult with each other Party beforehand as to the content and timing of the disclosure.

19.2	Agreement on press announcements

19.3	The Parties must in good faith agree at or before Completion on the form of any press announcement or public statement that they will each make concerning this Agreement. If the parties acting reasonably are unable to agree, no formal press announcement or public statement may be made.

19.4	Continuing obligation

This clause 19.4 continues to bind the Parties after Completion and after the Parties’ other obligations under this Agreement terminate.

20	Further assurance

Each Party must at its own cost from time to time do all things (including executing or producing documents, getting documents executed or produced by others and obtaining consents) necessary or desirable to give full effect to this Agreement (including the transactions contemplated by this Agreement).

21	Severability

If anything in this Agreement is unenforceable, illegal or void or contravenes the law then it is severed and the rest of this Agreement remains in force. The rights and obligations of each Party are not affected by any law that, but for this clause 21, would affect those rights and obligations.

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22	Entire agreement

This Agreement:

(1)	contains the entire agreement, arrangement and understanding between the parties on everything connected with the subject matter of this Agreement; and

(2)	supersede any prior agreement, arrangement or understanding on anything connected with that subject matter.

Accordingly, with the exception of the Disclosure Material, anything (such as correspondence, negotiations or representations before this document is executed or an arrangement or understanding) not reflected in this Agreement does not bind the Parties and may not be relied on by them.

23	Variation

23.1	Variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the Parties named therein.

23.2	Waiver

A provision of this Agreement (including a condition precedent) may only be waived in writing signed by the person who has the benefit of the provision.

24	Rights, powers and remedies

(1)	The rights, powers and remedies of each Party under this Agreement are additional to other rights and powers independently given by law.

(2)	A Party’s failure or delay to exercise a right, power or remedy does not operate as a waiver of that right, power or remedy.

(3)	The exercise of a right, power or remedy does not preclude either its exercise in the future or the exercise of any other right, power or remedy.

(4)	Unless this Agreement expressly provides otherwise, a Party may exercise a right, power or remedy (including giving or withholding its approval or consent) entirely at its discretion (including by imposing conditions).

(5)	In exercising, or deciding not to exercise, a right, power or remedy, a Party is not required to take into account any adverse effect on another Party.

(6)	Each Party agrees to comply with the conditions of any approval, consent or waiver given by another Party.

(7)	Waiver of a right, power or remedy is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

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25	Continuing obligations

25.1	Survival of rights

The rights and obligations of the Parties do not merge on the completion of any transaction contemplated by this Agreement. They also survive the execution and delivery of any conveyance, assignment, transfer or other document entered into for the purpose of implementing any transaction contemplated by this Agreement.

25.2	Survival of indemnities

Each indemnity in this Agreement survives the expiry or termination of this Agreement. A Party may enforce a right of indemnity at any time, including before it has suffered loss.

26	Costs

26.1	Costs

Each Party must pay its own costs in connection with the negotiation, preparation and execution of this Agreement.

26.2	Stamp Duty

The Purchaser must pay all stamp duty (including all fines, penalties and interest) and other government imposts payable on or in connection with this Agreement and any transaction contemplated by this Agreement, and all instruments of transfer and other documents or instruments executed under or in connection with this Agreement or any transaction contemplated by this Agreement, when due.

26.3	Indemnity

The Purchaser indemnifies the Seller against all Loss arising from any failure by the Purchaser to comply with its obligations under clause 26.2.

27	Notices

27.1	To be in writing

Each communication in connection with this Agreement (including a notice, consent, request, waiver or demand) (Notice) has no legal effect unless it is in writing.

27.2	Delivery

In addition to any other method of service provided by law, the Notice may be:

(1)	sent by prepaid ordinary post to the address for service of the addressee, if the address is in Australia and the Notice is sent from within Australia;

(2)	sent by prepaid airmail to the address for service of the addressee, if the address is outside Australia or if the Notice is sent from outside Australia;

(3)	sent by facsimile to the facsimile number of the addressee;

(4)	delivered at the address for service of the addressee.

27.3	Timing of delivery

If the Notice is sent or delivered in a manner provided by clause 27.2, it must be treated as given to and received by the Party to which it is addressed:

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(1)	if sent by post from within Australia to an address in Australia, on the 2nd Business Day (at the address to which it is posted) after posting;

(2)	if sent by post to an address outside Australia or sent by post from outside Australia, on the 5th Business Day (at the address to which it is posted) after posting;

(3)	if sent by facsimile before 5 pm on a Business Day at the place of receipt, on the day it is sent and otherwise on the next Business Day at the place of receipt;

(4)	if otherwise delivered before 5 pm on a Business Day at the place of delivery, upon delivery, and otherwise on the next Business Day at the place of delivery.

27.4	Facsimiles Despite clause 27.3:

a facsimile is not treated as given or received if at the end of the transmission the sender's facsimile machine fails to issue a report confirming the transmission of the number of pages in the Notice. If a Notice is served by a method which is provided by law but is not provided by clause 27.2, and the service takes place after 5pm on a Business Day, or on a day which is not a Business Day, it must be treated as taking place on the next Business Day.

27.5	Assumed delivery

A Notice sent or delivered in a manner provided by clause 27.2 must be treated as validly given to and received by the Party to which it is addressed even if:

(1)	the addressee has been liquidated or deregistered or is absent from the place at which the Notice is delivered or to which it is sent; or

the Notice is returned unclaimed.

27.6	Seller’s addresses

The Seller’s address for service and facsimile number are:

Name	:	CBD Energy Limited

Attention	:	Chief Financial Officer

Address	:	Level12, 15 Macquarie Place, Sydney NSW 2000

Facsimile no	:	+61 2 9252 2721

Email address	:	Richard Pillinger (rpillinger@cbdenergy.com.au)

27.7	Purchaser’s address

The Purchaser’s address for service and facsimile number are:

Name	:	Nik Wyman

Attention	:	Chief Financial Officer

Address	:	21 Old Punt Road, Tomago, NSW, 2322

Facsimile	:	+61 2 4961 9000

Email address	:	Nik.Wyman@ampcontrolgroup.com

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27.8	Change of address

A Party may change its address for service or facsimile number by giving Notice of that change to each other Party.

27.9	Notice on one party

If the Party to which a Notice is intended to be given consists of more than 1 person then the Notice must be treated as given to that Party if given to any of those persons.

27.10	Notices from a party’s lawyer

Any Notice by a Party may be given and may be signed by its legal representative.

28	No assignment

28.1	No assignment

The Seller may not assign, dispose or otherwise deal with or purport to assign, dispose or otherwise deal with its rights under this Agreement (each a disposal) without the prior written consent of the Purchaser, except by way of security to any financier in the ordinary course of business.

28.2	Contravention is ineffective

Any act or omission in contravention of clause 28.1 is ineffective.

29	Governing law and jurisdiction

29.1	Law

The law of New South Wales governs this Agreement.

29.2	Jurisdiction

The Parties submit to the non-exclusive jurisdiction of the courts of New South Wales.

30	Counterparts

30.1	Number of counterparts

This Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement.

30.2	Exchange of counterparts

(1)	This Agreement is binding on the Parties on the exchange of duly executed counterparts. A copy of a counterpart sent by facsimile machine or scanned PDF document sent by email:

(a)	must be treated as an original counterpart;

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(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

(2)	Each Party agrees to forward duly executed original counterparts of this Agreement by post to the other parties as soon as reasonably practicable following any such exchange of this Agreement by facsimile or scanned PDF document.

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Executed as an agreement

EXECUTED for and on behalf of Ampcontrol Pty Limited (ACN 000 915 542533) in accordance with Section 127(1) of the Corporations Act 2001:

/s/ Ampcontrol Pty Limited

Signature of Director	Signature of Director/Secretary

Name of Director	Name of Director/Secretary*

Executed by CBD Energy Limited ACN 010 966 793 in accordance with section 127 of the Corporations Act 2001:

/s/ CBD Energy Limited
Director	Secretary

Name of Director	Name of Secretary

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